       As filed with the Securities and Exchange Commission on June 11, 1998

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    Form S-8
             Registration Statement Under The Securities Act of 1933

                              --------------------

                                  HBO & COMPANY
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   37-0986839
                      (I.R.S. Employer Identification No.)

                           301 Perimeter Center North
                             Atlanta, Georgia 30346
               (Address of principal executive offices) (zip code)

                              --------------------

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                     BETWEEN HBO & COMPANY AND DUANE TISETH
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                    BETWEEN HBO & COMPANY AND DAVID S. TISETH

                              --------------------

                                Charles W. McCall
                                  HBO & Company
                           301 Perimeter Center North
                             Atlanta, Georgia 30346
                     (Name and address of agent for service)

                              --------------------

                                 (770) 393-6000
          (Telephone number, including area code, of agent for service)

                              --------------------

                                  WITH COPY TO:

                           Lisa A. Stater, Esq.
                           Jones, Day, Reavis & Pogue
                           3500 One Peachtree Center
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308-3242
                           (404) 521-3939

                          Exhibit Index Appears on Page 9


                                 Page 1 of 25 Pages



                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                                                 Proposed maximum        Proposed maximum
Title of securities      Amount to be            offering price per      aggregate offering       Amount of
to be registered         registered              share                   price                    registration fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.05
par value, and              45,788                 $17.265(1)            $790,530(1)                $233.21(2)
Preferred Share             shares
Purchase Rights(3)

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended. All share and per share information set forth herein has been adjusted to give effect to the 2-for-1 stock split effected on June 9, 1998. Because all shares are presently subject to options, the offering price is based upon the actual exercise price of $17.265 per share.

(2) The registration fee is calculated by multiplying the product of $17.265, the exercise price per share, and 45,788 the number of shares subject to option, by .000295.

(3) The Preferred Share Purchase Rights, which are attached to the shares of Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required. Such additional indeterminable number of shares as may be required pursuant to the antidilution provisions of the non-qualified stock option agreements filed as exhibits to this Registration Statement are also registered hereby; no additional registration fee is required.

                                 Page 2 of 25 Pages

                                EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified by
Part I has been omitted from this Registration Statement.

                                 Page 3 of 25 Pages

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

         HBO & Company (the "Company") hereby incorporates by reference into this Registration Statement the following documents:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(b) All other reports filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), since December 31, 1997.

(c) The description of the Common Stock and Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

Inapplicable.

Item 6.  Indemnification of Directors and Officers.

         Set forth below is a description of certain provisions of the Certificate of Incorporation of the Company, the By-Laws, as amended (the "By-Laws") of the Company and the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the Delaware General Corporation Law.

         The Company's By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Delaware General Corporation Law, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

                                 Page 4 of 25 Pages

         Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

         With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Furthermore, the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         In addition, the Delaware General Corporation Law was amended in 1986 to enable a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty of care. The statutory amendment provides, however, that (a) liability for duty or loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) the right of improper personal benefits could not be eliminated or limited in this manner. The Company's Certificate of Incorporation has been amended to contain provisions substantially similar to those contained in the amended Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed.

Inapplicable.

                                 Page 5 of 25 Pages

Item 8.  Exhibits.

Exhibit
Number                                              Description
-------                                             -----------
Included in Part II of the Registration Statement:
4(a)            Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between HBO & Company and Duane Tiseth

4(b)            Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between
                HBO & Company and David S. Tiseth

5               Opinion of Counsel re: legality

15              Letter re: unaudited interim financial information

23(a)           Consent of Counsel (contained in Exhibit 5)

23(b)           Consent of independent public accountants

24              Power of Attorney (included in signature page)


Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(d) The undersigned registrant undertakes that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 Page 6 of 25 Pages

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of June, 1998.

                              HBO & COMPANY

                              By: /s/ Charles W. McCall
                                  ---------------------------------------------
                                 Charles W. McCall
                                 Chairman, President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



               Signature                                    Title                                    Date
               ---------                                    -----                                    ----

/s/ Charles W. McCall                   Chairman, President and Chief Executive                  June 11, 1998
------------------------------------    Officer (Principal Executive Officer)
Charles W. McCall


/s/ Jay P. Gilbertson                   President, Co-Chief Operating Officer,                   June 11, 1998
------------------------------------    Chief Financial Officer, Principal
Jay P. Gilbertson                       Accounting Officer, Treasurer and Secretary
                                        (Principal Financial Officer and Principal
                                        Accounting Officer)


/s/ Alfred C. Eckert III                Director                                                 June 11, 1998
------------------------------------
Alfred C. Eckert III


/s/ Philip A. Incarnati                 Director                                                 June 11, 1998
------------------------------------
Philip A. Incarnati


                                 Page 7 of 25 Pages


               Signature                                    Title                                    Date
               ---------                                    -----                                    ----


/s/ Alton F. Irby III                   Director                                                 June 11, 1998
------------------------------------
Alton F. Irby III


/s/ M. Christine Jacobs                 Director                                                 June 11, 1998
------------------------------------
M. Christine Jacobs


/s/ Gerald E. Mayo                      Director                                                 June 11, 1998
------------------------------------
Gerald E. Mayo


/s/ James V. Napier                     Director                                                 June 11, 1998
------------------------------------
James V. Napier


/s/ Donald C. Wegmiller                 Director                                                 June 11, 1998
------------------------------------
Donald C. Wegmiller


                                 Page 8 of 25 Pages

                                  EXHIBIT INDEX


Exhibit                                                                                                      Page
Number                                                Description                                           Number
------                                                -----------                                           ------

Included in Part II of the Registration Statement:

4(a)            Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between HBO &
                Company and Duane Tiseth

4(b)            Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between HBO
                & Company and David S. Tiseth

5               Opinion of Counsel re: legality

15              Letter re: unaudited interim financial information

23(a)           Consent of Counsel (contained in Exhibit 5)

23(b)           Consent of independent public accountants

24              Power of Attorney (included in signature page)


                                 Page 9 of 25 Pages